UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 15, 2015

333-162084

 Commission File Number

Champion Pain Care Corporation

(Exact name of registrant as specified in its charter)

Delaware	27-0625383
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

48 Wall Street New York, NY	10005
(Address of principal executive offices)	(Zip Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01 Entry into a Material Definitive Agreement

On June 12, 2015, the Company entered into Employment Agreements (“Agreements”) with Garland A. Brown, Jr. and Mark H. Conner (the “Executives”), copies of which Agreements are attached hereto as Exhibits 10.9 and 10.10, to act as CEO and COO, respectively.

On June 12, 2015, the Company entered into a Services Agreement with Jack Fishman, President of the Company since October 18, 2013, attached hereto as Exhibit 10.11.

The Agreements above provide provisions for compensation, reimbursement of documented expenses, assignment of interest in inventions by the Executives to the Company, protection of confidential information, non-competition, non-solicitation, termination and regulatory compliance.

On June 12, 2015, the Company entered into an amendment to Paragraph 3.1 of the Services Agreement, dated July 1, 2014, between the Company and Champion Care Corp. (“Champion Toronto”) that changed the terms of compensation provided to Champion Toronto for services rendered to the Company. This amendment is attached hereto as Exhibit 10.13.

All of the above agreements are to become effective on June 19, 2015.

On April 1, 2015, an earlier amendment to Paragraph 3.4 of the Champion Toronto Services Agreement amending the means by which the price of any shares of the Company accepted by Champion Toronto for payment for services is determined. This amendment is attached hereto as Exhibit 10.12.

ITEM 5.02 Departure of Directors or Certain Officers; Election of Directors, Appointment of Certain Officers, Compensatory Arrangements of Certain Officers

On June 11, 2015, the Board of Directors (the “Board”) passed a resolution to appoint Garland Brown as CEO and as a Director and Mark Conner as COO of the Company with both appointments to become effective on June 19, 2015. The compensatory arrangements for Messrs. Brown and Conner are disclosed in the Executive Employment Agreements attached hereto as Exhibits 10.9 and 10.10.

Garland A. Brown, Jr.

Garland A. Brown, Jr. is an attorney and co-founder of the Scottsdale, Arizona law firm, Weiss Brown. Mr. Brown has focused his practice on counseling emerging technology-based companies, entrepreneurs, and established businesses on a wide range of day-to-day legal and business issues including intellectual property matters and de facto general counsel services. Mr. Brown has wide-ranging and exceptionally unique experience in the technology field that includes 12 years of senior-level experience in Redmond, Washington with Microsoft as both a lead software development engineer and as a Director in Antitrust Law Compliance. His time and experience at Microsoft, combined with his time in private practice as an attorney at the international law firm of Greenberg Traurig, has enabled him to draw on this vast experience to be a frequent speaker on issues related to early stage and emerging technology-based businesses.

Mark H. Conner

Mark H. Conner founded MARS Medical Systems, Inc. (“MARS”). Originally organized as Applied Software Techniques, Mr. Conner led the strategic direction of the company since its founding in 1984. As Chief Architect of all MARS products, Mr. Conner is a pioneer in the practice management industry by making NetPracticePM™ the first fully browser-based practice management solution in 1999. Under the leadership of Mr. Conner, MARS, acquired by Noteworthy Medical Systems in 2008, again achieved an industry first in 2001 with the introduction of a series of powerful modules for NetPracticePM™. This suite of tools provided the first fully integrated and automated medical coding analysis, appointment reminders, eligibility verification, secure patient Web portal and mobile device charge capture system. Mr. Conner has successfully negotiated strategic partnerships with several major healthcare industry companies as the leader of Noteworthy's Sales and Service Partners (SSP) program.

On June 12, 2015, the Company accepted the resignation of Terrance Owen as CEO and Emil Schiller as COO, effective June 19, 2015. Both Dr. Owen and Mr. Schiller will remain as Directors of the Company.

ITEM 8.01 Other Events

Shareholder update

The Board is of the opinion that the appointment of the Executives will accelerate the completion of funding and acquisitions that are needed to establish the Company in the market for pain resolution. The new team is believed to have the expertise and contacts that are needed to raise funds, complete the acquisition of clinics, implement best practices and standard operating procedures, achieve economies of scale, add ancillary services and create a national brand as planned by the Company since its inception. In particular, the Executives are believed to have the experience and contacts required to present the Company to the financial markets in the US and secure the funding required to execute the Company’s business plan. As of the date of this Form 8-K, such discussions have been initiated by the Executives with a number of financing sources. Further, the Executive’s knowledge of the medical services markets and experience with technology-based companies are expected to facilitate the identification of the most desirable acquisition, joint venture and licensing prospects.

As the first steps in pursuing these goals, the Company is pursuing the acquisition of a software company that provides a proprietary electronic health records system, a practice management system and a revenue cycle management system (RCM) so that “insurance coding” for acquired clinics can be centrally managed by RCM professionals. As clinics are acquired, these systems will be implemented to reduce costs, establish uniformity and enhance profitability. It is intended that the system will also be made available to prospective licensees to provide an additional source of revenues.

Relocation of offices

The Company will be moving its executive offices from 48 Wall Street, New York, NY 10005 to 6263 N. Scottsdale Road, Suite 340, Scottsdale, AZ 85250.

Item 9.01 Financial Statements and Exhibits

Number	Exhibit
10.9	Executive Employment Agreement dated June 12, 2015 between the Company and Garland A. Brown, Jr., CEO.
10.10	Executive Employment Agreement dated June 12, 2015 between the Company and Mark H. Conner, COO.
10.11	Executive Services Agreement dated June 12, 2015 between the Company and Jack Fishman, President.
10.12	Amendment to the Services Agreement dated April 1, 2015 between the Company and Champion Care Corp.
10.13	Amendment to the Services Agreement dated June 12, 2015 between the Company and Champion Care Corp.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

CHAMPION PAIN CARE CORPORATION

Date: June15, 2015	By:	/s/ Terrance Owen
	Name:	Terrance Owen
	Title:	CEO

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